PARAGON 150 PIERCE STREET, L.L.C.

Landlord

DOV PHARMACEUTICAL, INC.

Tenant

150 Pierce Street
Franklin Township, New Jersey

Table of Contents

1.	SUMMARY OF DEFINED TERMS.	3
2.	PREMISES.	5
3.	TERM.	5
5.	FIXED RENT.	5
7.	UTILITY CHARGES.	6
8.	SIGNS; USE OF PREMISES AND COMMON AREAS.	6
9.	ENVIRONMENTAL MATTERS.	8
10.	TENANT'S ALTERATIONS.	10
11.	INTENTIONALLY DELETED.	10
13.	LANDLORD'S RIGHT OF ENTRY.	11
14.	REPAIRS AND MAINTENANCE.	11
15.	INSURANCE; SUBROGATION RIGHTS.	12
16.	INDEMNIFICATION.	13
17.	QUIET ENJOYMENT.	14
18.	FIRE DAMAGE.	14
19.	SUBORDINATION; RIGHTS OF MORTGAGEE.	15
20.	CONDEMNATION.	16
21.	ESTOPPEL CERTIFICATE.	17
22.	DEFAULT.	17
23.	INTENTIONALLY DELETED.	21
24.	LANDLORD'S REPRESENTATIONS AND WARRANTIES.	21
25.	SURRENDER.	22
26.	RULES AND REGULATIONS.	23
27.	GOVERNMENTAL REGULATIONS.	23
28.	NOTICES.	24
29.	BROKERS.	24
30.	INTENTIONALLY DELETED.	24
31.	LANDLORD'S LIABILITY.	24
32.	AUTHORITY/REPRESENTATIONS AND WARRANTIES.	25
33.	NO OFFER.	25
34.	INTENTIONALLY DELETED	25
35.	INTENTIONALLY DELETED	25
36.	INTENTIONALLY DELETED	25
37.	INTENTIONALLY DELETED	25
38.	TENANT FINANCIAL INFORMATION.	26
39.	MISCELLANEOUS PROVISIONS.	26
40.	WAIVER OF TRIAL BY JURY.	28
41.	CONSENT TO JURISDICTION.	29
42.	LANDLORD’S TERMINATION RIGHT.	29

i

43.	MUTUAL UNDERSTANDINGS.	29
EXHIBIT "A"		31
EXHIBIT "C" - WIRING INSTRUCTIONS		33
EXHIBIT “D” - INTENTIONALLY DELETED		34
EXHIBIT “E” - INTENTIONALLY DELETED		35
EXHIBIT “F” - CLEANING SPECIFICATIONS		36
EXHIBIT “G” - FORM SNDA		37
EXHIBIT “H” - RULES AND REGULATIONS		38

ii

LEASE

THIS LEASE ("Lease") entered into as of the 1st day of February, 2008, between PARAGON 150 PIERCE STREET, L.L.C., a New Jersey limited liability company, with an address at One Paragon Drive, Suite 145, Montvale, New Jersey 07645 ("Landlord"), and DOV PHARMACEUTICAL, INC., a Delaware corporation, with its principal place of business at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601 ("Tenant").

WITNESSETH

In consideration of the mutual covenants herein set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1. SUMMARY OF DEFINED TERMS.

The following defined terms, as used in this Lease, shall have the meanings and shall be construed as set forth below:

(a)	"Building": The Building located at 150 Pierce Street, Franklin Township, New Jersey, which the parties stipulate and agree contains 133,686 rentable square feet.

(b)	INTENTIONALLY DELETED.

(c)	"Premises": The Building, the land and all other improvements located at 150 Pierce Street, Franklin Township, New Jersey as more particularly described on Exhibit "A" and made a part hereof.

(d)	"Term": From February 1, 2008 through and including January 31, 2009.

(e) "Fixed Rent":

“Fixed Rent”	Total Monthly Payment

February 2008	-0-
March 2008	$100,000
April 2008	$100,000
May 2008	$100,000
June 2008	$100,000
July 2008	$100,000
August 2008	$100,000
September 2008	$100,000
October 2008	$100,000
November 2008	$100,000
December 2008	$67,000
January 2009	$0

(f)	“Rental Payment Address”: If not wired: c/o PARAGON 150 PIERCE STREET, L.L.C., One Paragon Drive, Suite 145, Montvale, New Jersey 07645.

(g)	INTENTIONALLY DELETED

(h)	INTENTIONALLY DELETED.

(i)	"Tenant's Allocated Share": zero percent 0%.

(j)	“Rentable Area":	Premises: 133,686	ft.
		Building: 133,686	ft.

(k)
"Permitted Uses": Tenants may use the Premises for general office, research and development, vivarium, biological and chemical laboratory (including, without limitation, biochemical assays, preclinical research support utilizing chemical synthesis and isotopes and research using rodents and such other related uses as are allowed from time to time by applicable law), pilot plant, light manufacturing, storage and any uses necessary to the foregoing, including, without limitation, cafeteria, computer rooms and fitness center, and for no other purposes. Tenant's rights to use the Premises shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building.

(l)	INTENTIONALLY DELETED

(m)	"Notice Address/Contact":

Landlord:	PARAGON 150 PIERCE STREET, L.L.C.
One Paragon Drive, Suite 145
Montvale, New Jersey 07645
Attn: Mr. Mark Schaevitz, Managing Member

Tenant:	DOV PHARMACEUTICAL, INC.
150 Pierce Street
Franklin Township, New Jersey
Attn: Barbara Duncan

(n)	“Additional Rent”: All sums of money or charges required to be paid by Tenant under this Lease other than Fixed Rent, whether or not such sums or charges are designated as “Additional Rent”.

(o)	“Rent”: All Annual Fixed Rent, monthly installments of Annual Fixed Rent, Fixed Rent and Additional Rent payable by Tenant to Landlord under this Lease.

(p)	INTENTIONALLY DELETED

(q)	INTENTIONALLY DELETED

(r)	“Utilities”: zero dollars ($0.00).

2.	PREMISES.

Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby hire and lease from Landlord the Premises for the Term, upon the provisions, conditions and limitations set forth herein.

3.	TERM.

(a)  The Term of this Lease shall commence as of February 1, 2008 (the "Commencement Date"). The Term shall expire on January 31, 2009 (the “Expiration Date”).

4.	INTENTIONALLY DELETED

5.	FIXED RENT.

Tenant shall pay to Landlord without notice or demand, and without set-off, except as otherwise provided in this Lease, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth in Article 1(e), in advance on the first day of each calendar month during the Term by check forwarded to Landlord at the address set forth in Article 1(f) above or wire transfer of immediately available funds pursuant to the wiring instructions annexed hereto as Exhibit “C”. Landlord acknowledges receipt of $133,000 of pre-paid rent that shall be applied first to the month of January 2009, with the remainder to be applied to December 2008, as reflected in the definition of Base Rent.

(b) In the event any Fixed Rent or Additional Rent, charge, fee or other amount due from Tenant under the terms of this Lease are not paid to Landlord within 7 days of when due more than once in any twelve (12) month period, Tenant shall also pay as Additional Rent a service and handling charge equal to five (5%) percent of the total payment then due. The aforesaid late fee shall begin to accrue on the initial date of a payment due date, irrespective of any grace period granted hereunder. This provision shall not prevent Landlord from exercising any other remedy herein provided or otherwise available at law or in equity in the event of any default by Tenant.

6.	INTENTIONALLY DELETED

7.	UTILITY CHARGES.

From and after the Commencement Date, Landlord shall be responsible for payment of all costs and expenses incurred in connection with any utilities (the “Utilities”) provided to the Premises, including, without limitation, electricity, gas, and water necessary for Tenant’s use of the Premises. Tenant shall be responsible for all deposits required for such services. Tenant shall promptly provide Landlord with all bills and/or invoices it receives from all utility service providers so that Landlord may pay the same. Tenant hereby agrees to use its best efforts to minimize the usage and cost of Utilities at the Building to the extent commercially practicable. For clarification, Landlord acknowledges that Tenant has minimized the usage and cost of Utilities at the Building in the past few months and is not requesting Tenant to make further reductions.

Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason other than for non-payment of Utilities. Tenant shall have access to the Building and the Premises on a twenty-four (24) hour a day, seven (7) day a week basis.

8.	SIGNS; USE OF PREMISES AND COMMON AREAS.

(a) Tenant shall have the non-exclusive right, at its sole cost and expense, to install signage on the Premises. All of Tenant’s signage shall be subject to applicable laws, regulations, ordinances and municipal approvals, as well as Landlord’s prior written approval (such approval not to be unreasonably withheld) as to size, color, content, illumination, composition, material and location. Tenant, at its sole cost and expense, shall obtain all required permits and approvals for all of Tenant’s signage. All such signs shall be placed, erected, maintained, repaired, replaced and removed by Tenant, at Tenant’s sole cost and expense.

(b) Tenant may use and occupy the Premises only for the express and limited purposes stated in Article 1(k) above; and the Premises shall not be used or occupied, in whole or in part, for any other purpose without the prior written consent of Landlord; provided that Tenant's right to so use and occupy the Premises shall remain expressly subject to the provisions of "Governmental Regulations", Article 27 herein.

(c) Tenant shall not overload any floor or part thereof in the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles. Landlord may require, at Tenant's sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight. Landlord may also require, at the time such article is installed, that Tenant : (i) remove such large or heavy articles at the expiration or sooner termination of this Lease, and (ii) restore the Premises to the condition same existed prior to the installation of such large or heavy articles.

(d) Tenant shall not install in or for the Premises or the Building, without Landlord’s prior written approval, any equipment which requires more electric current than Landlord is required to provide under this Lease, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises and/or the Building, taking into account the capacity of electric wiring in the Building and the needs of Building common areas (interior and exterior) and the requirements of other tenants of the Building, and shall not in any event connect a greater load than such safe capacity.

(e) Tenant shall not commit or suffer any waste upon the Building or Premises or any nuisance.

(f) Tenant shall also have the non-exclusive right to use the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to designated parking areas of the Premises for the parking of automobiles of Tenant and its employees and business visitors, incident to Tenant's permitted use of the Premises.

(g) Tenant shall have the non-exclusive right subject to all applicable laws, to erect or place a telecommunications disk antenna or similar telecommunications equipment (the “Telecommunications Equipment”) on the roof of the Building, in accordance with the following provisions, which Telecommunications Equipment shall be designed in accordance with sound engineering standards and shall be subject to Landlord’s reasonable approval as to size, weight, location, screening, mounting and connection. Upon Landlord’s approval of any such Telecommunications Equipment, Tenant shall, at Tenant’s sole cost and expense, install such Telecommunications equipment, subject to the supervision of Landlord. Notwithstanding the foregoing, any penetration of the roof shall, at Landlord’s option but at Tenant’s expense, be performed by Landlord’s roofing contractor. Subsequent to the installation of the Telecommunications Equipment, Tenant shall comply with all applicable laws and keep the Premises free and clear from liens arising from or relating to such Telecommunications Equipment. Tenant shall also be responsible for procuring any licenses, approvals or permits as may be required by any applicable governmental authority for the installation and use of the Telecommunications Equipment and the related support systems. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in procuring such licenses, approvals and permits. Tenant shall, at its sole cost and expense, maintain, repair and replace the Telecommunications Equipment. Upon the expiration or sooner termination of this Lease, Tenant shall remove all Telecommunications Equipment and restore the roof and the Building to the condition it was in before any such installation.

9.	ENVIRONMENTAL MATTERS.

(a) Hazardous Substances.

Tenant may bring to, store, handle, manage, and use at the Premises, hazardous substances incidental to its normal business operations strictly in accordance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9501 et seq. (“CERCLA”); the Clean Air Act, 42 U.S.C. 7401 et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq. (the Clean Water Act “); and the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.,(“ISRA”), and regulations promulgated pursuant to the foregoing, as any may be amended from time to time (collectively, the “Applicable Environmental Laws”). Landlord may conduct from time to time, and upon prior notice to Tenant, environmental inspections of the Property including, without limitation, testing of soils and groundwater. Landlord shall not unreasonably interfere with Tenant’s use of the Premises when conducting such inspections, provided such use is in accordance with the Permitted Uses. Tenant shall promptly send Landlord, upon delivery or receipt, a copy of all documents delivered to or received from any governmental agency concerning environmental matters and/or environmental conditions at the Property.

(b) ISRA Compliance.

(A) Tenant hereby represents that its current NAICS Code is 541700. If Tenant’s operations at the Premises now or hereafter constitute an “Industrial Establishment” as defined under and subject to the requirements of ISRA, then prior to: (1) closing operations or transferring ownership or operations of Tenant at the Premises (as defined under ISRA), (2) the expiration or sooner termination of this Lease, or (3) any assignment of this Lease or any subletting of any portion of the Premises; Tenant shall, at its expense, comply with all requirements of ISRA pertaining thereto. Without limitation of the foregoing, Tenant’s obligations shall include (i) the proper filing of an initial notice under N.J.S.A. 13:1K-9(a) to the New Jersey Department of Environmental Protection (“NJDEP”) and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:1K-9(b) through and including (l).

(B) The parties acknowledge and agree that, except as provided in subparagraph (D) below, pursuant to ISRA, Tenant shall be, and is hereby, designated the party responsible (the "Responsible Person") to comply with the requirements of ISRA with respect to the Premises, and that as a result, the NJDEP may compel Tenant to so comply. In addition, any failure of Tenant to provide any information and submission as required under Sections 13:1K-9 or 13:1K-11of ISRA shall constitute a default under this Lease. Any assignee or subtenant of Tenant shall be deemed to have, and by entering into such assignment or sublease, and/or by entering into possession of the Premises, does hereby, acknowledge that they shall be the Party Responsible, jointly and severally with Tenant, under the provisions of this Lease.

(C) In the event that Tenant is not obligated to comply with Article 9(b)(A) of this Lease for any reason, including without limitation inapplicability of ISRA to Tenant, then prior to the expiration or sooner termination of this Lease or any subletting of any portion of the Premises, Tenant shall, at Tenant's expense, and at Landlord's option:

(i) File with NJDEP an ISRA Applicability/Nonapplicability Affidavit seeking confirmation that the proposed termination, assignment or subletting shall not be subject to the requirements of ISRA. Any representation or certification made by Tenant in connection with the non-applicability letter request shall constitute a representation and warranty by Tenant in favor of Landlord and any misrepresentation or breach of warranty contained in Tenant's request shall constitute a default under this Lease; provided, however, if a non-applicability letter is not issued due to factors relating solely to the Premises or parties other than Tenant, then Tenant shall be deemed to have complied with this provision.

(ii) If reasonably indicated by a reputable environmental consultant engaged by Landlord, at Landlord's expense, Tenant shall remove "hazardous waste" attributable to Tenant's occupancy at the Premises in a manner which complies with NJDEP requirements under ISRA, at Tenant's expense, as if ISRA applied to Tenant and/or the Premises.

(D)  In the event that Tenant is obligated, under this Article or otherwise, to perform and/or cooperate in performing any ISRA obligations and/or obtain and/or cooperate in obtaining any ISRA approval, by way of a non-applicability letter, "negative declaration", the performance of an approved remedial action work plan, the obtaining of a no further action letter, the performance under a remediation agreement and/or otherwise (collectively the "ISRA Obligations") and, prior to fully performing such ISRA Obligations, there occurs the scheduled expiration of the Term of this Lease or any other termination of this Lease other than as a consequence of Landlord’s breach hereof (collectively, a "Lease Termination"), and in the event (i) Landlord is obligated to deliver possession to a new tenant and (ii) Landlord is prevented from being able to deliver lawful possession because of such failure of Tenant to fully perform same, then Tenant shall, following such Lease Termination, pay, at the time and in the manner Fixed Rent payments were due during the term, an amount equal to: (i) Fixed Rent at twice the rate in effect immediately prior to such Lease Termination; and (ii) Additional Rent as provided under the Lease until such time as all such ISRA Obligations have been fully completed.

(E) Any failure by Landlord to provide Tenant or NJDEP with any information in Landlord’s actual possession including, without limitation, ownership and operations history of the Premises since December 31, 1983 within thirty (30) days after written request therefor, or to consent, in a timely manner, to NJDEP’s entry onto the Premises for ISRA related purposes shall constitute a default under this Lease and such default shall excuse Tenant’s failure to obtain any documentation required under subparagraph (D) above.

(c)	Other Tenant Requirements.

In addition, upon written request of Landlord, Tenant shall cooperate with Landlord in obtaining Applicable Environmental Laws approval of any transfer of the Premises to the extent that such approvals are required by law. Specifically in that regard, Tenant agrees that it shall (1) execute and deliver all affidavits, reports, responses to questions, applications or other filings required by Applicable Environmental Laws and related to Tenant's activities at the Premises, (2) allow reasonable inspections and testing of the Premises during normal business hours, and (3) as respects the Premises, perform any requirement of Applicable Environmental Laws necessary for the receipt of approvals under Applicable Environmental Laws, provided the foregoing shall be at no out-of-pocket cost or expense to Tenant except for clean-up and remediation costs arising from Tenant's violation of this Article 9.

(d) Additional Terms. In the event of Tenant's failure to comply in full with this Article, Landlord may, after written notice to Tenant and Tenant's failure to cure within thirty (30) days of its receipt of such notice, at Landlord's option, perform any and all of Tenant's obligations as aforesaid and all costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable on demand and with interest at the Default Rate. This Article 9 shall survive the expiration or sooner termination of this Lease.

10.	TENANT'S ALTERATIONS.

(a) Tenant will not make any further alterations, improvements or physical additions (collectively, "Alterations") of any kind to any part of the Building or the Premises.

(b)  All Alterations (whether temporary or permanent in character) made in or upon the Premises or the Building, either by Landlord or Tenant, shall be Landlord's property upon installation and shall remain on the Premises or the Building, as applicable, without compensation to Tenant. All furniture, movable trade fixtures and equipment (including laboratory equipment, telephone, security and communication equipment system wiring and cabling) and other Alterations that Landlord required be removed at the time such Alterations were approved by Landlord shall be removed by Tenant at the termination of this Lease. All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Building. If Tenant fails to remove any items required to be removed pursuant to this Article, Landlord may do so and the reasonable costs and expenses thereof shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord within thirty (30) business days of Tenant’s receipt of an invoice therefor from Landlord.

11.	INTENTIONALLY DELETED.

12.	ASSIGNMENT AND SUBLETTING.

(a) Tenant shall not, without the prior written consent of Landlord, and Landlord’s Mortgagee (as hereinafter defined), which consent may be granted or withheld by Landlord and Landlord’s Mortgagee, in their sole discretion, assign, transfer or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void.

13.	LANDLORD'S RIGHT OF ENTRY.

Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (except in the case of an emergency in which case only prior notice reasonable under the circumstances is necessary) for the purpose of inspections, repairs, alterations to adjoining space, appraisals, or other reasonable purposes; including enforcement of Landlord's rights under this Lease. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant's use of the Premises. Such efforts shall not require Landlord to use overtime labor unless Tenant shall pay for the increased costs to be incurred by Landlord for such overtime labor. Landlord also shall have the right to enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective purchaser and/or mortgagee. Landlord also shall have the right to enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective tenants during the last twelve (12) months of the term hereof, unless Tenant has previously exercised the renewal option in accordance with the provisions of Article 34 hereof.

14.	REPAIRS AND MAINTENANCE.

(a) Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the interior portions of the Building actually used by Tenant as of the 1st of February in good order and condition, free of accumulation of dirt and rubbish.

(b) Landlord, throughout the Term of this Lease and at Landlord's sole cost and expense shall make all necessary repairs to the footings and foundations, roof and all other structural portions of the Building.

(c) Landlord shall maintain all HVAC systems, plumbing and electric systems serving the Building and the Premises in good order, condition and repair. Further, all maintenance, repair and replacement of the HVAC systems servicing the laboratory, laboratory support and pilot plant space in the Premises (the “LP HVAC Systems”) shall be performed by Landlord Tenant shall obtain and keep in full force and effect for the benefit of Landlord and Tenant with a licensed company a service, repair and maintenance contract with respect to the LP HVAC Systems.

(d) Landlord, throughout the Term of this Lease, shall maintain, repair and replace as necessary all portions of the exterior of the Building, including the roof, walls, exterior portions of the Premises and the Building, utility lines, equipment and other utility facilities in the Building and to any driveways, sidewalks, curbs, loading, parking and landscaped areas, and other exterior improvements for the Building.

(e) Landlord shall keep and maintain all exterior areas of the Premises and any sidewalks, parking areas, curbs and access ways adjoining the Premises in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition acceptable to Tenant in its reasonable discretion.

(f) Notwithstanding anything herein to the contrary, repairs to the Premises or the Building and its appurtenant common areas made necessary by a negligent or willful act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant shall be made at the sole cost and expense of Tenant, except as otherwise provided in Section 15(d).

(g) Landlord shall provide Tenant with janitorial services for the Premises (excluding the laboratory, laboratory support and high bay areas in the Premises) Monday through Friday each week, except for Holidays, in accordance with the guidelines set forth in Exhibit “F” attached hereto and any changes from time to time requested, or agreed to, by Tenant. It is further understood and agreed that Landlord’s obligation to provide building maintenance personnel at the Premises shall be limited to eight hours a day Monday through Friday, except for Holidays at reasonable times to be mutually agreed to by the parties. Should Tenant require building maintenance services in excess of the hours provided for above, Tenant shall be responsible for all actual costs incurred for such additional services. For purposes of this Lease, the term “Holidays” shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall be solely responsible for the proper and legal removal and disposal of all medical, biomedical, toxic and other Hazardous Substances from the Premises. Landlord shall have no obligation or liability to any person or entity in this regard. Tenant shall, at its sole cost and expense, contract with a licensed company for the removal and disposal of all such items.

15. INSURANCE; SUBROGATION RIGHTS.

(a) Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $3,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time require. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured.

(b) Tenant shall, at its sole cost and expense, maintain in full force and effect all insurance policies in effect as of the 31st day of January 2008, subject to such adjustments as Landlord and Tenant may agree from time to time.

(c) All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Landlord and Landlord's Agent as additional insureds, as their interests may appear, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the term hereof replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of New Jersey with a financial rating of at least an A-X as rated in the most recent edition of Best's Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to procure and maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same, at Tenant's expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Tenant shall not self-insure without Landlord’s prior written consent. The policy limits set forth herein shall be subject to periodic review, and Landlord reserves the right to require that Tenant increase the liability coverage limits if, in the reasonable opinion of Landlord, the coverage becomes inadequate or is less than commonly maintained by tenants of similar buildings in the area making similar uses.

(d) Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder (to the extent that such loss or damage is recoverable under such insurance policy) that covers the Premises or the Building, Landlord's or Tenant's fixtures, personal property, leasehold improvements or business and which names Landlord or Tenant, as the case may be, as a party insured. Each party hereto agrees that it will cause its insurance carrier to endorse all applicable policies waiving the carrier's right of recovery under subrogation or otherwise against the other party. During any period while such waiver of right of recovery is in effect, each party shall look solely to the proceeds of such policies for compensation for loss, to the extent such proceeds are paid under such policies.

(e) Landlord shall maintain or cause to be maintained: (i) commercial general public liability insurance in respect of the Building and the land thereunder and the conduct and operation of its business therein and thereon, in amounts and with coverages as are generally kept by owners of substantially similar buildings in the area in which the Building is located; and (ii) fire and extended coverage insurance (including, without limitation, full replacement coverage and rent insurance) in respect of the Building (including, without limitation, the Common Areas) (except for the property Tenant is required to cover with insurance under this Lease and similar property of other tenants and occupants in the Building, if applicable).

16.	INDEMNIFICATION.

  (a) Tenant shall defend, indemnify and hold harmless Landlord and its employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or elsewhere contrary to the requirements of this Lease, (iii) any breach or default in the performance of any obligation of Tenant's part to be performed under the terms of this Lease, and (iii) any negligence or willful act of Tenant or any of Tenant's agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, then Tenant shall defend, indemnify and hold harmless Landlord and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Landlord in connection with such litigation, after notice to Tenant and Tenant's refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant's expense by counsel satisfactory to Landlord.

(b) Landlord shall indemnify and save harmless Tenant from and against all liability, claims or costs, including reasonable legal fees, arising from (i) any injury or damage to person or property sustained by anyone in the Building or on the Premises resulting from any negligence or misconduct of Landlord or any of its employees and (ii) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease. Except to the extent caused by or arising as a result of the negligence or misconduct of Landlord, Landlord shall not be liable for any injury or damage to the person, business, equipment, merchandise or other property of Tenant resulting from (i) fire, steam, electricity, water, gas or rain, (ii) leakage, obstruction or other defects of pipes, sprinklers, wires, plumbing, air conditioning, boilers or lighting fixtures; or (iii) any act or omission, negligent or otherwise, of any other occupant of the Premises, other than an assignee or subtenant of Tenant.

17.	QUIET ENJOYMENT.

Provided Tenant has performed all of the terms and conditions of this Lease, including the payment of Fixed Rent and Additional Rent, to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease.

18.	FIRE DAMAGE.

(a) Except as provided below, in case of damage to the Premises by fire or other insured casualty, Landlord shall repair the damage. Such repair work shall be commenced promptly following notice of the damage and completed with due diligence, taking into account the time required for Landlord to effect a settlement with and procure insurance proceeds from the insurer, except for delays due to governmental regulation, scarcity of or inability to obtain labor or materials, intervening acts of God or other causes beyond Landlord's reasonable control.

(b) Notwithstanding the foregoing, if (i) the damage is of a nature or extent that, based on a contractor’s estimate obtained by Landlord's (to be communicated to Tenant within forty-five (45) days from the date of the casualty, unless more than twenty (20%) percent of the total area of the Building is extensively damaged, then within ninety (90) days from the date of such casualty), the repair and restoration work would require more than ninety (90) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), either party shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within ten (10) days of Tenant's receipt of the notice from Landlord described above. Such notice is to specify a termination date no less than fifteen (15) days after its transmission.

(c) In the event Tenant is responsible for the aforesaid casualty as a result of its or its agents’ willful or intentional misconduct, Tenant shall not have the right to terminate this Lease if Landlord is willing to rebuild and restore the Premises or any portion thereof.

(d) In the event of damage or destruction to the Premises or any part thereof, Tenant's obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated.

19.	SUBORDINATION; RIGHTS OF MORTGAGEE.

(a) This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed upon the Building and/or Premises and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage and such further instrument or instruments of attornment as shall be desired by any mortgagee or proposed mortgagee or by any other person. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery and in that event such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

(b) In the event Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant agrees to give to the holder of any mortgage (collectively "Landlord’s Mortgagee") now or hereafter placed upon the Building and/or Premises, notice by overnight mail of any such default which Tenant shall have served upon Landlord, provided that prior thereto Tenant has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise in writing to Tenant) of the name and addresses of any Landlord’s Mortgagee. Tenant shall not be entitled to terminate this Lease because of any default by Landlord without having given such notice to Landlord’s Mortgagee; and Tenant further agrees that Landlord’s Mortgagee shall have the same period afforded to Landlord hereunder, within which to cure such default, provided that if such default be such that the same could not be cured within such period and Landlord’s Mortgagee is diligently pursuing the remedies necessary to effectuate the cure (including but not limited to foreclosure proceedings if necessary to effectuate the cure); then Tenant shall not exercise any right or remedy as there may be arising because of Landlord's default, including but not limited to, termination of this Lease as may be expressly provided for herein or available to Tenant as a matter of law, if Landlord’s Mortgagee either has cured the default within such time periods, or as the case may be, has initiated the cure of same within such period and is diligently pursuing the cure of same as aforesaid.

20.	CONDEMNATION.

(a) If more than forty (40%) percent of the floor area of the Premises is taken or condemned for a public or quasi-public use (a sale in lieu of condemnation to be deemed a taking or condemnation for purposes of this Lease), this Lease shall, at either party's option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Fixed Rent and Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder.

(b) If less than forty (40%) percent of the floor area of the Premises is taken or if neither Landlord nor Tenant have elected to terminate this Lease pursuant to the preceding sentence, Landlord shall do such work as may be reasonably necessary to restore the portion of the Premises not taken to tenantable condition for Tenant's uses, but shall not be required to expend more than the net award Landlord reasonably expects to be available for restoration of the Premises. If Landlord determines that the damages available for restoration of the Building and/or Premises will not be sufficient to pay the cost of restoration, or if the condemnation damage award is required to be applied on account of any mortgage which encumbers any part of the Building and/or Premises, Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice specifying the termination date.

(c) If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term.

(d) If a part or all of the Premises shall be taken or condemned, all compensation awarded upon such condemnation or taking shall go to Landlord and Tenant shall have no claim thereto other than Tenant's damages associated with Tenant’s leasehold interest, moving, storage and relocation; and Tenant hereby expressly waives, relinquishes and releases to Landlord any claim for damages or other compensation to which Tenant might otherwise be entitled because of any such taking and irrevocably assigns and transfers to Landlord any right to compensation of all or a part of the Premises.

21. ESTOPPEL CERTIFICATE.

Each party agrees at any time and from time to time, within ten (10) days after the other party's written request, to execute, acknowledge and deliver to the other party a written instrument in recordable form certifying all information reasonably requested, including but not limited to, the following: that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), the Commencement Date, the Expiration Date, the square footage of the Premises, the rental rates applicable to the Premises, the dates to which Rent, Additional Rent, and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the party signing such certificate, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such certification and statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the Premises or any mortgagee thereof or any assignee of Landlord's interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.

22. DEFAULT.

If:
(a) (i) Tenant fails to pay any installment of Fixed Rent within five (5) business days from the date when due, (ii) (ii) Tenant fails to observe or perform any of Tenant's other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default; (iii) Tenant makes any assignment for the benefit of creditors; (iv) a petition is filed or any proceeding is commenced against Tenant or by Tenant under any federal or state bankruptcy or insolvency law and such petition or proceeding is not dismissed within ninety (90) days; (v) a receiver or other official is appointed for Tenant or for a substantial part of Tenant's assets or for Tenant's interests in this Lease; (vi) any attachment or execution against a substantial part of Tenant's assets or of Tenant's interests in this Lease remains unstayed or undismissed for a period of more than ninety (90) days, or (vii) a substantial part of Tenant's assets or of Tenant's interest in this Lease is taken by legal process in any action against Tenant, then, in any such event, an Event of Default shall be deemed to exist and Tenant shall be in default hereunder.

If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, the rights and remedies set forth therein, which rights and remedies may be exercised upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, Landlord shall agree in writing with Tenant that the Event(s) of Default has been cured by Tenant in all respects.

(b) Acceleration of Rent. By notice to Tenant, Landlord shall have the right to accelerate all Fixed Rent and all expense installments due hereunder and otherwise payable in installments over the remainder of the Term, and, at Landlord's option, any other Additional Rent to the extent that such Additional Rent can be determined and calculated to a fixed sum as follows: without further notice or demand for payment, the difference between the amount of accelerated rent to the termination date and the fair and reasonable rental value of the Premises for the period for which such installments were due, shall be due and payable by Tenant within five (5) days after Landlord has so notified Tenant. Such amount(s) collected from Tenant shall be discounted to present value using an interest rate of ten percent (10%) per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease.

Notwithstanding the foregoing or the application of any rule of law based on election of remedies or otherwise, if Tenant fails to pay the accelerated rent in full when due, Landlord thereafter shall have the right by notice to Tenant, (i) to terminate Tenant's further right to possession of the Premises and (ii) to terminate this Lease under subparagraph (c) below; and if Tenant shall have paid part but not all of the accelerated rent, the portion thereof attributable to the period equivalent to the part of the Term remaining after Landlord's termination of possession or termination of this Lease shall be applied by Landlord against Tenant's obligations owing to Landlord, as determined by the applicable provisions of subparagraphs (d) and (e) below.

(c) Termination of Lease. By notice to Tenant, Landlord shall have the right to terminate this Lease as of a date specified in the notice of termination and in such case, Tenant's rights, including any based on any option to renew, to the possession and use of the Premises shall end absolutely as of the termination date; and this Lease shall also terminate in all respects except for the provisions hereof regarding Landlord's damages and Tenant's liabilities arising prior to, out of and following the Event of Default and the ensuing termination.

Following such termination and the notice of same provided above (as well as upon any other termination of this Lease by expiration of the Term or otherwise) Landlord immediately shall have the right to recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession in accordance with applicable legal process, and in so doing Landlord may remove Tenant's property (including any improvements or additions to the Premises which Tenant made, unless made with Landlord's consent which expressly permitted Tenant to not remove the same upon expiration of the Term), as well as the property of others as may be in the Premises, and make disposition thereof in such manner as Landlord may deem to be commercially reasonable and necessary under the circumstances.

(d) Tenant's Continuing Obligations/Landlord's Reletting Rights. Unless and until Landlord shall have terminated this Lease under subparagraph (c) above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Term to the early termination date; and, in addition, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses, damages and expenses, including reasonable attorneys’ fees, as Landlord incurs, directly or indirectly, because of any Event of Default having occurred.

If Landlord either terminates Tenant's right to possession without terminating this Lease or terminates this Lease and Tenant's leasehold estate as above provided, then, subject to the provisions below, Landlord shall have the unrestricted right to relet the Premises or any part(s) thereof to such tenant(s) on such provisions and for such period(s) as Landlord may deem appropriate. If Landlord relets the Premises after such a default, the costs recovered from Tenant shall be reallocated to take into consideration any additional rent which Landlord receives from the new tenant which is in excess to that which was owed by Tenant.

(e) Landlord's Damages.

The damages which Landlord shall be entitled to recover from Tenant shall be the sum of:

(i) all Fixed Rent unpaid as of the termination date; and

(ii) all costs and expenses incurred by Landlord in recovering possession of the Premises, including removal and storage of Tenant's property, the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term; and

(iii) all Fixed Rent and Additional Rent (to the extent that the amount(s) of Additional Rent has been then determined) otherwise payable by Tenant over the remainder of the Term (including, without limitation, any accrued but unpaid Recognized Expenses) as reduced to present value;

Less all Fixed Rent and Additional Rent which Landlord receives from other tenant(s) by reason of the leasing of the Premises or parts thereof during or attributable to any period falling within what would otherwise have been, but for the termination of this Lease, the remainder of the Term.

The damage sums payable by Tenant under the preceding provisions of this Article shall be payable on demand from time to time as the amounts are determined; and if from Landlord's subsequent receipt of rent as aforesaid from reletting, there be any excess payment(s) by Tenant by reason of the crediting of such rent thereafter received, the excess payment(s) shall be refunded by Landlord to Tenant, without interest.

Landlord may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of consequential damages and all moneys due or to become due from Tenant under any of the provisions of this Lease.

(f) Landlord’s Right to Cure. Without limiting the generality of the foregoing, if an Event of Default shall occur, Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys' fees and other legal expenses, together with interest at the Default Rate.

(g) Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of four (4%) percent over the then Prime Rate as published daily under the heading "Money Rates" in The Wall Street Journal, unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply (the "Default Rate").

(h) Landlord's Statutory Rights. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant's obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(i) Remedies Not Limited. Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

(j) No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord's undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord's rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord's right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord's rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Landlord's receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provisions of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant's previous default.

(k) Landlord’s Default. Landlord shall be in default under this Lease in the event that written notice thereof has been given to Landlord and Landlord fails to complete such cure within thirty (30) days (provided, however, that such 30 day period shall be reasonably extended if such performance begins within such period and thereafter is continuously diligently pursued). If Landlord has failed to perform any obligation required under this Lease that materially and adversely affects Tenant’s use or occupancy of the Premises within the foregoing period of time, except in case of emergency, when such period shall only be the time reasonably needed to cure such condition, and if Landlord shall fail to either (i) respond to Tenant indicating its intention to cure (or disputing, in good faith, that Landlord is in default or otherwise that such cure by Landlord is required), or (ii) commence such cure, after Tenant shall have provided an additional ten (10) days’ written notice to Landlord expressly identifying the work that Tenant claims is required to cure such failure, then Tenant shall have the right to perform such obligation on Landlord’s behalf. In no event may Tenant exercise such rights if Landlord should dispute, in good faith, Tenant’s notice as aforesaid. Any dispute under this subparagraph (k) shall be resolved by an expedited arbitration proceeding in the same manner as set forth in Article 14(h) hereof. Landlord shall reimburse Tenant for all of Tenant’s reasonable, third-party out-of-pocket costs, including reasonable attorney’s fees, associated with effecting such cure which Tenant has the right to prosecute under this Paragraph. Such amounts shall be due and payable by Landlord to Tenant within thirty (30) days of Landlord’s receipt of bills and/or invoices with respect to same. In the event Landlord shall default in its obligation to reimburse such costs to Tenant, Tenant shall have the right to offset such costs plus interest at the Default Rate, against the monthly installments of Fixed Rent thereafter due under this Lease, on a month-to-month basis, to the extent of ten (10%) percent of such monthly installment of Fixed Rent until Tenant shall have collected the full amount due under this subparagraph. In the event Landlord shall dispute the reasonableness of the costs incurred by Tenant, such dispute shall also be resolved by an expedited arbitration proceeding as provided above.

23. INTENTIONALLY DELETED.

24. LANDLORD'S REPRESENTATIONS AND WARRANTIES.

Landlord represents and warrants to Tenant that:

(a) Organization, Qualification and Corporate Power. Landlord is a limited liability company duly organized, validly existing and in company good standing under the laws of the State of New Jersey. Landlord has all requisite company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization of Transaction. Landlord has all requisite power and authority to execute and deliver this Lease and to perform its obligations hereunder. The execution and delivery by Landlord of this Lease and the performance by Landlord of this Lease and the consummation by Landlord of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Landlord. This Lease has been duly and validly executed and delivered by Landlord and constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

(c) Non-contravention. Neither the execution and delivery by Landlord of this Lease, nor the consummation by Landlord of the transactions contemplated hereby, will: (1) conflict with or violate any provision of the Articles of Organization or Operating Agreement of Landlord, (2) require on the part of the Landlord any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, (3) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent (other than the Lender’s consent), a true and correct copy of which Landlord has shared with Tenant or waiver under, any contract or instrument to which Landlord is a party or by which the Landlord is bound or to which its assets are subject, or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Landlord, its properties and assets.

25. SURRENDER.

Tenant shall, at the expiration of the Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty. Tenant shall have no right to hold over beyond the expiration of the Term and in the event Tenant shall fail to deliver possession of the Premises as herein provided, such occupancy shall not be construed to effect or constitute other than a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term (i) the amount of rent owed to Landlord by Tenant shall automatically become for the first sixty (60) days of such period one hundred fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of the Lease, and, following such sixty (60) day period, the amount of Rent owed to Landlord shall become two hundred (200%) percent of the sum of the Rent as those are sums at that time calculated under the provisions of the Lease, (ii) Tenant shall be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Premises by reason of the holdover by Tenant, and (iii) Tenant shall be liable to Landlord for any damages suffered by Landlord as the result of Tenant's failure to surrender the Premises. The acceptance of rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorney's fees, incurred by Landlord as a result of such holdover.

26. RULES AND REGULATIONS.

Tenant agrees that at all times during the terms of this Lease (as same may be extended) it, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit "H" attached hereto and made a part hereof, together with all reasonable Rules and Regulations as Landlord may from time to time promulgate. Tenant's right to dispute any changes in or additions to the Rules and Regulations shall be deemed waived unless asserted to Landlord within ten (10) business days after Landlord shall have given Tenant written notice of any such adoption or change. In case of any conflict or inconsistency between the provisions of this Lease and any Rules and Regulations, the provisions of this Lease shall control. Landlord shall have no duty or obligation to enforce any Rule and Regulation, or any term, covenant or condition of any other lease, against any other tenant, and Landlord's failure or refusal to enforce any Rule or Regulation or any term, covenant of condition of any other lease against any other tenant shall be without liability of Landlord to Tenant. However, if Landlord does enforce Rules or Regulations, Landlord shall endeavor to enforce same equally in a non-discriminatory manner.

27. GOVERNMENTAL REGULATIONS.

(a) Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant's business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments, or any of their departments and the regulations of the insurers of the Building and/or Premises.

(b) Without limiting the generality of the foregoing, Tenant shall (i) obtain, at Tenant's expense, before engaging in Tenant's business or profession within the Building, all necessary licenses and permits including (but not limited to) state and local business licenses or permits, and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents and permits necessary for the lawful conduct of Tenant's business or profession at the Building. Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges which are or may be assessed, levied or imposed upon Tenant and which, if not paid, could be liened against the Building or against Tenant's property therein or against Tenant's leasehold estate.

(c) Except as otherwise provided in this Article 27, Landlord shall be responsible for compliance with all applicable laws with respect to the Premises, including, without limitation, Title III of the Americans with Disabilities Act of l990, 42 U.S.C. '12181 et seq. and its regulations, (collectively, the "ADA") as to the design and construction of exterior common areas (e.g. sidewalks and parking areas). Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant.

28. NOTICES.

Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g. Federal Express) with evidence of receipt required for delivery; or (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; in all such cases addressed to the parties at the addresses set forth in Article 1(m) hereof (provided, however, that from and after the Commencement Date any notices delivered to Tenant shall be delivered to the Premises). Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Either party hereto may change its address to which said notice shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.

29. BROKERS.

Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder and that otherwise no broker or finder called the Premises to Tenant's attention for lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this Lease. Each party agrees to indemnify and hold the other harmless from and against all liability, cost and expense, including attorney's fees and court costs, arising out of any misrepresentation or breach of warranty under this Article.

30. INTENTIONALLY DELETED.

31. LANDLORD'S LIABILITY.

Landlord's obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord's successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building of which the Premises form a part and the rents and net, undistributed proceeds and other income therefrom for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

32. AUTHORITY/REPRESENTATIONS AND WARRANTIES.

Tenant represents and warrants to Landlord that:

(a) Organization, Qualification and Corporate Power. Tenant is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of New Jersey. Tenant has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization of Transaction. Tenant has all requisite power and authority to execute and deliver this Lease and to perform its obligations hereunder. The execution and delivery by Tenant of this Lease and the performance by Tenant of this Lease and the consummation by Tenant of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Tenant. This Lease has been duly and validly executed and delivered by the Tenant and constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(c) Non-contravention. Neither the execution and delivery by Tenant of this Lease, nor the consummation by Tenant of the transactions contemplated hereby, will: (1) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Tenant, (2) require on the part of Tenant any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, (3) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Tenant is a party or by which Tenant is bound or to which its assets are subject, or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Tenant, its properties and assets.

33. NO OFFER.

The submission of the Lease by Landlord to Tenant for examination does not constitute a reservation of or option for the Premises or of any other space within the Building or in other buildings owned or managed by Landlord or its affiliates.

34. INTENTIONALLY DELETED

35. INTENTIONALLY DELETED

36. INTENTIONALLY DELETED

37. INTENTIONALLY DELETED

38. TENANT FINANCIAL INFORMATION.

If Tenant is not a publicly-traded company, any time and from time to time during the Term (but not more than once during any twelve month period) upon not less than thirty (30) days prior written request from Landlord, Tenant shall deliver to Landlord an accurate, complete and detailed quarterly financial statement of Tenant, in the form customarily prepared by Tenant in the ordinary course of its business, prepared in accordance with generally accepted accounting principles consistently applied and certified by the Chief Financial Officer of Tenant to be a fair and true presentation of Tenant's current financial position. Landlord shall keep all information provided hereunder strictly confidential.

39. MISCELLANEOUS PROVISIONS.

(a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord's written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 12 hereof.

(b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the State of New Jersey, without regard to principles relating to conflicts of law.

(c) Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

(d) Captions. Marginal captions, titles or exhibits and riders and the table of contents in this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease.

(e) Gender. As used in this Lease, the word "person" shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender.

(f) Entire Agreement. This Lease, including the Exhibits and any Riders hereto (which are hereby incorporated by this reference, except that in the event of any conflict between the printed portions of this Lease and any Exhibits or Riders, the term of such Exhibits or Riders shall control), supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, and in Tenant’s case, with the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the term. No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever.

(g) Counterparts. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.

(h) Telefax Signatures. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary a telefaxed signature of either party whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

(i)  Calculation of Time. In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all Notices and other periods expire as of 5:00 p.m. EST on the last day of the Notice or other period.

(j) No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation, or other legal entity may acquire or hold, directly or indirectly, this Lease of the leasehold estate and the fee estate in the Premises or any interest in such fee estate, without the prior written consent of Landlord’s mortgagee.

(k) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT.

(l) Recordation of Lease. Tenant shall not record this Lease.

(m) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

(n) No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant. This Lease establishes a relationship solely of that of a landlord and tenant.

(o) No Presumption Against Drafter. Landlord and Tenant understand, agree, and acknowledge that: (i) this Lease has been freely negotiated by both parties; and (ii) that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease, or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

(p) Force Majeure.  If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

40. WAIVER OF TRIAL BY JURY.

LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.

41. CONSENT TO JURISDICTION.

Tenant hereby consents to the exclusive jurisdiction of the state courts located in Somerset County and to the federal courts located in the District of New Jersey.

42. LANDLORD’S TERMINATION RIGHT.

Landlord shall have the right, at any time, to terminate this Lease by delivery to Tenant of no less than thirty (30) days prior written notice of such termination and the repayment to Tenant of any pre-paid rent then outstanding. At the expiration of such thirty (30) day period, Tenant shall surrender and vacate the Building as if same were the Expiration Date set forth herein and this Lease shall be deemed canceled and terminated as of such date.

43. MUTUAL UNDERSTANDINGS.

Tenant acknowledges and agrees that, from and after the date of this Lease, Landlord will be attempting to secure new tenants for all or any portion of the Building. Accordingly, and in furtherance of the rights set forth in Article 13 hereof, Landlord shall expressly be permitted to enter the Building for purposes of inspections and/or exhibitions to prospective tenants throughout the term of this Lease. As soon as practicable and in any event within thirty (30) days following a written request by Landlord, Tenant hereby agrees to vacate and surrender to Landlord all or any portion(s) of the Building as reasonably required from time to time by Landlord in order for Landlord to prepare same for occupancy by a tenant or other occupant. Further, upon request by Landlord, Tenant agrees to execute any documentation reasonably necessary to evidence such surrender. However, Landlord is required to allow Tenant access to approximately, but not less than 13 offices, 7 cubicles of Tenant’s choosing in an area as contiguous as reasonably possible and server room and reasonable access to a front/entry door, bathrooms, kitchen area (which bathrooms and kitchen area shall also be as close to the offices and cubicles as reasonably possible), incorporating at least a minimum of 7,000 square feet.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease, the day and year first above written.

LANDLORD:

PARAGON 150 PIERCE STREET, L.L.C.

By:
Name:
Title:

TENANT:

DOV PHARMACEUTICAL, INC.

By
Name:
Title:

EXHIBIT "A"

The certain piece or parcel of land known as Lot 2.02, Block 468.08 located in Franklin Township, Somerset County, New Jersey.

EXHIBIT "B" – INTENTIONALLY DELETED

EXHIBIT "C" - WIRING INSTRUCTIONS

EXHIBIT “D” - INTENTIONALLY DELETED

EXHIBIT “E” - INTENTIONALLY DELETED

EXHIBIT “F” - CLEANING SPECIFICATIONS

Landlord shall clean the Premises substantially in accordance with the following:

Office/Administrative and Lobby Areas

•	All carpeting shall be vacuumed nightly. Carpet shall be spot cleaned as required. Carpet shampooing is excluded.
•	Dust furniture & window sills nightly.
•	Empty and dust all waste receptacles nightly and removed from the demised premises waste paper and waste materials incidental to normal office usage.
•	Empty and clean ashtrays and sand urns nightly.
•	Clean water fountains and coolers nightly.
•	Dust telephones, lighting fixtures and ventilating louvers as required.
•	Dust under desk equipment as required.
•	Dust baseboards 2 times per month.
•	Sweep and/or mop (non-carpeted) areas with appropriately treated brooms, mops or cloths nightly.
•	Sweep & dust stairwell landings and handrails 2 times per week.
•	Sweep, vacuum and/or mop floors of elevator cab nightly.
•	Strip and reseal stairwell landing once annually.
•	Strip and reseal VCT flooring twice annually.

Lavatory Areas

•	Wash all lavatory floors nightly using proper disinfectants.
•	Clean all mirrors, powder shelves, sinks and counters nightly.
•	Clean and disinfect basins, bowls, and urinals and flushometers nightly.
•	Wash toilet seats nightly.
•	Clean partitions, tile, dispenses and receptacles nightly.
•	Empty paper towel receptacles and sanitary disposal receptacles nightly.
•	Fill toilet tissue holders, soap dispensers and paper towel dispensers nightly.

Laboratory/Laboratory Support/High Bay Areas

•
Cleaning specifications for all laboratory/laboratory support and Pilot Plant areas shall be established by Tenant. Landlord shall perform such cleaning as directed by Tenant, at Tenant’s sole cost and expense.

EXHIBIT “G” - FORM SNDA

EXHIBIT “H” - RULES AND REGULATIONS

Landlord hereby promulgates the following Rules and Regulations with respect to the Premises:

1. No awnings, signs or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. The foregoing rule and regulation shall be subject however, to the provisions of Article 8(a) of the Lease.

2. Restrooms and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of Tenant who, or whose employees agents, visitors, clients, or licensees shall have caused same.

3. Tenant shall not construct or maintain, use or operate in any part of the Premises any apparatus or sound/communication system which will be heard outside the Premises at a level objectionable to neighboring properties.

4. Tenant shall not cause or permit any objectionable odors to be produced at a level objectionable to neighboring properties.

5. Tenant shall provide keys/codes and/or security access cards to all locks or bolts of any kind upon any door or window of the Building. Tenant must, upon the termination of tenancy, return to Landlord all keys for the Building, either furnished to or otherwise procured by Tenant, and all security access cards to the Building, where applicable.

The foregoing rules and regulations may be amended, modified or supplemented by Landlord, from time to time, pursuant to the provisions of Article 26 of this Lease.